Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

AMPHENOL CORPORATION

Amphenol Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.	The name of the Corporation is Amphenol Corporation (hereinafter, the “Corporation”).

2.	Article FOURTH of the Corporation’s Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

“FOURTH: The total number of shares of stock that the Corporation is authorized to issue is 5,000,000,000 shares of Class A Common Stock, par value $.001 each.”

3.	The amendment set forth in this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Restated Certificate of Incorporation to be executed by a duly authorized officer of the Corporation on May 15, 2025.

By:	/s/ Lance D’Amico
Name: Lance D’Amico
Title: Senior Vice President, General Counsel and Secretary